Exhibit 10.73

FIRST AMENDMENT

TO

LEASE OF OFFICE SPACE

BETWEEN

BROOKFIELD DEVELOPMENT CALIFORNIA INC.,

AS THE SUCCESSOR IN INTEREST TO BCED MINNESOTA INC.,

AS LANDLORD AND INTER-REGIONAL FINANCIAL GROUP, INC.,

AS TENANT

THIS FIRST AMENDMENT is made and entered into this 14th day of May 1991, by and between Brookfield Development California Inc., as the successor in interest to BCED Minnesota Inc. (“Landlord”) and Inter-Regional Financial Group, Inc. (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc., as Landlord, predecessor in interest to Landlord, and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 covering among other things space in the Dain Bosworth Plaza located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; and

WHEREAS, Landlord and Tenant desire to supplement and amend said Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Landlord and Tenant, Landlord and Tenant hereby agree that the Lease is hereby supplemented and amended as follows:

1.0	Additional Definitions.

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Lease and/or Master Agreement.

1.2	Initial Space Contractor or Contractor: Initial Space Contractor or Contractor may be used interchangeably and shall each mean McGough Construction Company, Inc.

1.3	Initial Space Work: The Initial Space Work is the Landlord’s Work and the Tenant’s Work.

1.4	Tenant’s Architect/Engineer: Tenant’s Architect/Engineer collectively is Walsh Bishop Associates, Inc. (“WBA”) as the Tenant’s Architect

and Michaud Cooley Erickson & Associates, Inc. (“MCE”) as the Tenant’s Engineer.

1.5	Owner/Contractor Agreement: The Owner/Contractor Agreement is the Agreement between Landlord and McGough Construction Company, Inc., dated April 4, 1991.

1.6	Contract Documents: The Contract Documents are as defined in Paragraph 1.1 of the Owner/Contractor Agreement between Landlord and McGough Construction Company, Inc. dated April 4, 1991.

2.0	Relationship between Owner/Contractor Agreement, Contract Documents, Lease and Master Agreement.

2.1	For purposes of the Lease and all other agreements between Tenant and Landlord, terms as defined in the Lease and the Master Agreement control in the event of a conflict with the terms as defined in the Owner/Contractor Agreement. The Owner/Contractor Agreement does not in any manner amend, modify, alter or supersede the Lease or Master Agreement.

3.0	Procedures during Construction.

3.1	All Premises Plans shall be amended to delete the word “Owner” and insert in lieu thereof the word “Tenant” and “Tenant” shall be identified as Inter-Regional Financial Group, Inc. WBA and MCE are each under separate contracts with Dain Bosworth, Inc., a wholly owned subsidiary of Tenant, and have no contractual agreement with Landlord. Tenant agrees to require

3.2	WBA and MCE to comply with the terms and conditions of Exhibit D to the Lease and cooperate with the Landlord in the completion of the Initial Space Work.

3.3

Landlord agrees to require Contractor to identify for Tenant all parties who will be providing work for the Landlord in performing the Initial Space Work. Landlord agrees to provide, in a timely manner, information pertaining to the Initial Space Work which is reasonably and specifically requested by Tenant. Landlord shall consult with Tenant and Tenant shall approve interpretations of the Contract Documents including aesthetic, technical, functional and monetary matters. This includes, but is not limited to, the acceptance of defective or nonconforming work, the substitution of materials and/or equipment, selecting or approving Alternates (as described in the

Owner/Contractor Agreement) and accepting or rejecting Work. Tenant shall respond to requests for approval in a timely manner consistent with good construction practice so that Tenant by its action or inaction does not delay the substantial completion of Landlord’s Work and Tenant’s Work.

3.4	Landlord and Tenant shall each review any material inconsistencies that are observed in the Contract Documents with the other for mutual agreement as to interpretation.

3.5	Tenant shall be entitled to review the list of subcontractors and others who will be providing materials or labor on the Project. Landlord shall not permit the Contractor to contract with any proposed subcontractor to whom the Tenant has made reasonable objection.

3.6	Landlord shall promptly report to Tenant all proposed actions by the Landlord and/or others that will add to the Cost of the Work. Tenant shall not be bound by any increases to the Cost of the Work which have not been approved by the Tenant, including General Conditions. Landlord and Tenant shall each review and equitably apportion costs of Landlord’s Work and Tenant’s Work.

3.7	Landlord agrees to make reasonable efforts to provide elevator facilities as requested by the Tenant, Tenant’s agents, contractors, subcontractors, consultants, suppliers and vendors. The cost of elevator use will be reimbursed by Tenant at rates established by the Base Building Contractor and/or the Initial Space Contractor but in no event at rates in excess of the rates charged to the Initial Space Contractor or Landlord.

4.0	Cost of the Work, Accounting, Payments.

4.1	Upon Final Completion of Work, Landlord shall require in its Agreement with the Contractor that Contractor make an accounting to the Landlord of the Cost of the Work. For audit purposes only, Tenant shall be considered an Owner’s representative and shall be entitled to exercise Owner’s right to audit the records of the Contractor. If the actual final cost, including Contractor’s Fee, is less than the Guaranteed Maximum Price as adjusted pursuant to the Owner/Contractor Agreement, the difference (savings) shall accrue to the Landlord and shall be passed on to Tenant.

4.2	The Landlord shall require in its Agreement with the Contractor that the Contractor shall maintain accurate daily records of all materials,

equipment and labor entering into the Work and shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under the Owner/Contractor Agreement; the accounting and control systems shall be satisfactory to the Landlord and Tenant. The Landlord and Tenant and the Landlord’s and Tenant’s accountants shall be afforded access to the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to the Owner/Contractor Agreement, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

4.3	Landlord shall require in its Agreement with the Contractor that Landlord shall have the right to audit the books and records of Contractor at any time and to inspect such books and records, from time to time, with its internal auditors, with the auditors of any partner of Landlord and Tenant and/or independent auditors, at Landlord’s and Tenant’s sole discretion; provided that any such inspection shall be done during normal business hours and shall not unreasonably interfere with Contractor’s or Subcontractor’s operation. If the audit of any statement, application for payment or any other data submitted to Landlord and Tenant or which Landlord and Tenant relied upon in making any payment to Contractor or any Subcontractor is inaccurate, appropriate adjustment shall be made to correct such inaccuracy, and Contractor shall reimburse Landlord and Tenant for the cost of such audit. Contractor will provide reasonable work areas for Landlord’s and Tenant’s audit representatives.

4.4	If any audit under Paragraph 4.3 reveals no discrepancy adverse to Landlord and Tenant, Landlord and Tenant shall reimburse Contractor’s reasonable expenses in connection with such audit, even if final payment has already been made. As between Landlord and Tenant, reimbursement of Contractor’s reasonable expenses in connection with such audit shall be made by the party requesting the audit and if a joint request is made, then the expenses shall be split evenly between the Landlord and Tenant.

4.5

Landlord and Tenant shall mutually agree upon a schedule for Tenant’s review and approval of Contractor’s Applications for Payment under the terms of the Owner/Contractor Agreement and Tenant shall review and approve Contractor’s Applications for Payment in accordance with such mutually agreed upon schedule; provided, however, that Tenant’s review and approval of Contractor’s Pay Applications shall occur within seven (7) calendar days after

Tenant’s receipt of the applicable Application for Payment. Tenant shall require in its agreements with Tenant’s Architect/Engineer that Tenant’s Architect/Engineer shall timely review all Contractor’s Pay Applications consistent with good construction practice and the mutually agreed upon schedule described above.

4.6	Tenant approves the provision for retainage contained in the Contract Documents.

5.0	Changes in the Work.

5.1	Tenant may request changes in the Work and hereby agrees to the conditions for reimbursement and adjustments to the Contractor’s Work and Fee in accordance with Article 6 “Changes in the Work” of the Owner/Contractor Agreement.

5.2	The Landlord shall submit to the Tenant, in a timely manner so as to permit adequate time for Tenant’s review and approval, any and all proposed changes in the Work. Tenant’s approvals must occur in a timely manner consistent with good construction practice so that Tenant by its action or inaction does not delay the substantial completion of Landlord’s Work and Tenant’s Work. Tenant will not be bound by changes in the Work which have not been approved by the Tenant.

6.0	Miscellaneous Provisions.

6.1	Landlord shall submit to the Tenant a copy of the Notice to Proceed, as issued by the Landlord to the Contractor, at the same time the Notice is issued to the Contractor.

6.2	If, during construction, any portion of the Work should be covered contrary to the request of the Tenant’s Architect/Engineer or to requirements specifically expressed in the Contract Documents, it must if requested in writing by the Tenant’s Architect/Engineer be uncovered for his/her observation all in accordance with the Contract Documents. Tenant’s Architect/Engineer shall have authority to reject Work.

6.3

Landlord shall submit written notification to the Tenant that the Contractor has achieved Substantial Completion, including each interim Substantial Completion date (by floor) and the final Substantial Completion date of the Initial Space Work, subject to adjustments of the Contract Time as provided in the Agreement between the Landlord and the Contractor. The interim (floor by floor) and final Substantial Completion dates referenced herein are those dates identified in the Project Schedule. Tenant shall not be bound by any changes in the interim and/or final Substantial Completion dates that the Tenant has not approved.

6.4	Within ten (10) business days of receipt of written notice from the Landlord that Final Completion of the Work has been achieved, Tenant shall require Tenant’s Architect/Engineer to notify Landlord of any defects or deficiencies in the Contractor’s Work or concerns with respect to the quality or quantity of the Contractor’s Work; provided, however, that no act or omission of Tenant’s Architect/Engineer in failing to notify Landlord as provided above shall absolve, modify, limit or in any manner affect the obligations of the Contractor under the Owner/Contractor Agreement or the rights and obligations of Tenant and Landlord under the Lease. Landlord shall provide timely notification of, and review with Tenant, any discrepancies between Landlord’s and Tenant’s assessment of the acceptance/rejection of the Work, prior to the Landlord giving direction to the Contractor. Tenant shall not be bound by any decisions regarding acceptance of the Work which have not been approved by the Tenant provided that Tenant shall accept the Work if it is in accordance with the Contract Documents.

6.5	The Landlord shall report to Tenant and Tenant’s Architect/Engineer in a timely manner all actions resulting in work stoppage, suspension, delay (temporary or otherwise) and/or revisions to the Schedule. Landlord shall not direct work stoppages, suspensions, delays or revisions to the Schedule without consulting with the Tenant. For purposes of the Lease Exhibit D, section 6(b), “Unavoidable Delays” shall be defined as any delays or extensions of time to which the Contractor is entitled under the Owner/Contractor Agreement.

6.6	All property insurance that the Landlord is required to carry under the Lease shall remain in effect until such time as Commencement begins, as defined in Lease Exhibit D, section 9(a).

6.7	Landlord shall provide reasonable and applicable Project documentation and information to the Tenant and Tenant’s Architect/Engineer. Landlord shall provide timely notification of construction meetings and special meetings to review the Contract Documents to the Tenant to permit attendance by the Tenant and/or Tenant’s consultants, including but not limited to Substantial and Final Completion inspections.

6.8	Landlord shall notify Tenant within forty-eight (48) hours of any Termination, Suspension or Default Notices delivered to Landlord by Contractor or delivered to Contractor by Landlord.

6.9	Tenant shall retain joint ownership with Tenant’s consultants of all documents issued by Tenant’s consultants. Landlord shall be entitled to retain copies of all Drawings and Specifications and other Project documents issued by Tenant’s consultants.

6.10	Tenant acknowledges and agrees that only union personnel may be utilized to perform the Work under this Agreement on the Premises and that the Tenant and its applicable contractors, subcontractors and vendors must also comply with this requirement.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set • their hands as of the date first above written.

LANDLORD:

BROOKFIELD DEVELOPMENT CALIFORNIA INC., as successor in interest to
BCED Minnesota Inc.

By:	/s/ Grant Sardachuk
Its Secretary
Grant Sardachuk

By:
Its

TENANT:

INTER-REGIONAL FINANCIAL GROUP, INC.

By:	/s/ Authorized Signatory
Its Sr. Vice President

CONSENT

The Toronto-Dominion Bank, a Canadian chartered bank acting through its Grand Cayman Islands B.W.I. Branch (Lender), hereby consents to the First Amendment to Lease of Office Space between Brookfield Development California Inc., as the successor to BCED Minnesota Inc., as Landlord, and Inter-Regional Financial Group, Inc., as Tenant.

THE TORONTO-DOMINION BANK,
Acting through its Grand Cayman Islands,
B.W.I. Branch

By:	/s/ Gordon R. McPhee
Its Gordon R. McPhee
Managing Director